EXHIBIT 99.5
                                                              ____________, 2000


                            EXCHANGE AGENT AGREEMENT


The Bank of New York
101 Barclay Street, Floor 21 West
New York, New York 10286

Attention:  Corporate Trust Trustee Administration

Ladies and Gentlemen:

         Upon the terms and subject to the conditions set forth in the Prospectus and Consent Solicitation Statement dated __________ __, 2000 (the "Prospectus") and the related Consent and Letter of Transmittal (the "Consent and Letter of Transmittal"), which together, as they may be supplemented or amended from time to time, constitute the "Exchange Offer," Cone Mills Corporation, a North Carolina corporation (the "Company"), is offering to exchange all its outstanding 8-1/8% Debentures Due March 15, 2005 (the "8-1/8% debentures") for a combination of 11% Secured Subordinated Debentures Due March 15, 2005 (the "11% debentures") and shares of common stock of the Company (the "Common Stock" and such 11% debentures and Common Stock collectively the "New Securities"). In conjunction with the Exchange Offer, Cone is soliciting (the "Consent Solicitation") consents (the "Consents") for certain proposed amendments (the "Proposed Amendments") to the indenture under which the 8-1/8% debentures were issued and to release the debentureholders' interest in the collateral securing the 8-1/8% debentures.

         The Company hereby appoints The Bank of New York to act as Exchange Agent in connection with the Exchange Offer. References hereinafter to "you" shall refer to The Bank of New York.

         The Company commenced the Exchange Offer on ____________ __, 2000. The Consent and Letter of Transmittal that accompanies the Prospectus is to be used by the holders of 8-1/8% debentures to accept the Exchange Offer and to deliver their Consents, and contains instructions with respect to the delivery of certificates for 8-1/8% debentures tendered.

         The Exchange Offer shall expire at 12:00 Midnight, New York City time, on __________, 2000 (the "Initial Expiration Date"), or on such subsequent date or time to which the Company may extend the Exchange Offer. The Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving notice to you before 9:00 a.m., New York City time, on the business day following the scheduled

88543
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Expiration Date. The later of the Initial Expiration Date or the latest time and date to which the Exchange Offer may be so extended is hereinafter referred to as the "Expiration Date."

     1. You will establish and maintain a book-entry account in respect of the 8-1/8% debentures at The Depository Trust Company ("DTC") in connection with the Exchange Offer, and you will comply with DTC's Agent Operating Procedures to make the Exchange Offer eligible for DTC's Automated Tender Offer Procedures ("ATOP") system, including the inspection of the Agent's Message prepared in connection with the Exchange Offer (including the notation that agreement and acknowledgment of such Agent's Message by a tendering holder of 8-1/8% debentures will be deemed to constitute a Consent as defined in the Exchange Offer) and correction of any deficiencies therein. Any financial institution that is a participant in the DTC system may make book-entry delivery of the 8-1/8% debentures by causing DTC to transfer such 8-1/8% debentures into the account maintained by you, pursuant to this paragraph, in accordance with DTC's procedure for such transfer, and you may effect a withdrawal of 8-1/8% debentures through such account by book-entry movement. The account shall be maintained until all 8-1/8% debentures tendered pursuant to the Exchange Offer shall have been either accepted for exchange or returned.

     2. You are to examine each of the Consents and Letters of Transmittal and certificates for 8-1/8% debentures and any other documents delivered or mailed to you by or for holders of 8-1/8% debentures of the Company to ascertain whether: (i) the Consents and Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein, (ii) the 8-1/8% debentures have otherwise been properly tendered and (iii) the Consents have otherwise been properly delivered. In addition, you are to examine each confirmation of tender via DTC's ATOP system received by you (whether in printed or electronic format) to ascertain whether: (i) the acknowledgment and agreement to the Agent's Message contained in such confirmation has been duly executed and properly completed in accordance with DTC's procedures therefor and (ii) the 8-1/8% debentures have otherwise been properly tendered and (iii) the Consents have otherwise been properly delivered. In each case where the Consent and Letter of Transmittal, acknowledgment and agreement to Agent's Message or any other document has been improperly completed or executed or any of the certificates for 8-1/8% debentures are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

     3. With the approval of an authorized officer of the Company (such approval, if given orally, to be confirmed in writing), you are authorized to waive any irregularities in connection with any tender pursuant to the Exchange Offer.

     4. Tenders of 8-1/8% debentures and Consents may be made only as described in the Exchange Offer and 8-1/8% debentures shall be considered properly tendered and Consents shall be considered properly delivered only when:

                  a. 8-1/8% debentures (i) for which physical certificates are delivered, are covered by a properly completed and duly executed Consent and Letter of Transmittal



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         received by you (together with any other required documents) prior to the Expiration Date, (ii) delivered pursuant to the procedures for book-entry transfer set forth in the Exchange Offer, are covered by a properly acknowledged Agent's Message (whether in printed or electronic format) received by you together with any other required documents prior to the Expiration Date or (iii) for which an appropriate Notice of Guaranteed Delivery relating to the Exchange Offer has been delivered by an Eligible Institution (as defined in the Securities Exchange Act of 1934, as amended, an "Eligible Institution") and received by you in accordance with the Exchange Offer prior to the Expiration Date, are covered either by a properly completed and duly executed Consent and Letter of Transmittal or by a properly acknowledged Agent's Message (whether in printed or electronic format), as appropriate, in either case received by you together with any other required documents within three New York Stock Exchange, Inc. trading days after the Expiration Date; and

                  b. certificates for 8-1/8% debentures (together with any other required documents) are received by you, or you have received confirmation of receipt of such 8-1/8% debentures pursuant to the book-entry transfer procedures set forth in the Exchange Offer, prior to the Expiration Date or, in the case of 8-1/8% debentures for which an appropriate Notice of Guaranteed Delivery has been delivered to you by an Eligible Institution and received by you in accordance with the Exchange Offer prior to the Expiration Date, certificates for such 8-1/8% debentures (together with any other required documents) are received by you or you have received confirmation of receipt of such 8-1/8% debentures pursuant to the book-entry transfer procedures set forth in the Exchange Offer, within three New York Stock Exchange, Inc. trading days after the date of such Notice of Guaranteed Delivery; and

                  c. the adequacy of the items relating to certificates for 8-1/8% debentures and the related Consents and Letters of Transmittal, and the adequacy of the items relating to confirmations of book-entry transfers and the related Agent's Messages, has been favorably passed upon as above provided.

         Notwithstanding the provisions of this paragraph 4, 8-1/8% debentures that the Company shall approve as having been properly tendered shall be considered to be properly tendered and Consents that the Company shall approve as having been properly delivered shall be considered to be properly delivered.

         A tender made on the basis of an appropriate Notice of Guaranteed Delivery will not be considered to have been properly made unless certificates for all of the 8-1/8% debentures covered thereby have been deposited (either physically or pursuant to book-entry transfer) within the time periods provided in this paragraph 4 and the Exchange Offer; and when all such certificates have been so delivered and all other requirements in this paragraph 4 and the Exchange Offer have been complied with, the tender will be deemed effected at the time of


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receipt by you of the Consent and Letter of Transmittal or appropriate Notice of Guaranteed Delivery, as the case may be, provided for in the Exchange Offer and this paragraph 4.

     5. You shall advise the Company with respect to any 8-1/8% debentures received subsequent to the Expiration Date and accept its instructions with respect to disposition of such 8-1/8% debentures.

     6. You shall accept tenders:

                  a. in cases where the 8-1/8% debentures are registered in two or more names only if the Consent and Letter of Transmittal is signed by all named holders;

                  b. in cases where the person executing the Consent and Letter of Transmittal is acting in a fiduciary or a representative capacity, only when proper evidence of his or her authority so to act is submitted; and

                  c. from persons other than the registered holder provided that normal transfer requirements, including any applicable transfer taxes, are fulfilled.

     7. You shall not accept partial tenders of 8-1/8% debentures. In each case where the Consent and Letter of Transmittal or Notice of Guaranteed Delivery purports to offer for exchange less than all of a holder's 8-1/8% debentures, you will endeavor to inform the presenter of the need to offer for exchange all, and not less than all, of the holder's 8-1/8% debentures to receive New Securities and to assist the presenter in taking any action as may be necessary or advisable to cause such irregularity to be corrected.

     8. The Company does not intend to issue more than _______ shares of Common Stock for $15,000,000 of 8-1/8% debentures. However, the Company reserves the right to increase the number of shares of Common Stock to be issued in the Exchange Offer to a maximum of ________shares for up to $25,000,000 aggregate principal amount of 8-1/8% debentures if the option to receive solely Common Stock in exchange for 8-1/8% debentures is oversubscribed. If more than $15,000,000 aggregate principal amount of 8-1/8% debentures are tendered for Common Stock, you shall promptly advise by facsimile transmission Gary L. Smith, Chief Financial Officer of the Company (at the facsimile number (336) 370-6043) or Neil W. Koonce, General Counsel and Secretary of the Company (at the facsimile number (336) 379-6922), and such other person or persons as the Company may request, of such condition. The Company will instruct you as to whether it will increase the amount of shares to be issued, the amount of shares of Common Stock that will be issuable in the Exchange Offer and the amount of 11% debentures that will be issuable in the Exchange Offer.

     9. If more than $15,000,000 aggregate principal amount of 8-1/8% debentures, or a greater amount up to $25,000,000 if the Company exercises its right to increase the number of


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shares of Common Stock issuable in the Exchange Offer, are tendered in the
Exchange Offer with an election to receive shares of Common Stock and are not withdrawn prior to the expiration of the Exchange Offer, you shall accept the debentures so tendered for exchange for Common Stock on a pro rata basis, rounded to the nearest $1,000 principal amount of 8-1/8% debentures, according to the amount of 8-1/8% debentures validly tendered for Common Stock and not withdrawn prior to the expiration of the Exchange Offer. You will exchange the remainder of the properly tendered 8-1/8% debentures for new 11% debentures and Common Stock.

     10. If more than $85,000,000 aggregate principal amount of 8-1/8% debentures are tendered in the Exchange Offer with an election to receive New 11% debentures and Common Stock, and are not withdrawn prior to the expiration of the Exchange Offer, you will accept the debentures so tendered for exchange for 11% debentures and Common Stock on a pro rata basis, rounded to the nearest $1,000 principal amount of 8-1/8% debentures, according to the amount of 8-1/8% debentures validly tendered for debentures and Common Stock and not withdrawn prior to the expiration of the Exchange Offer. You will exchange the remainder of the properly tendered 8-1/8% debentures for Common Stock.

      11. The Company will exchange 8-1/8% debentures duly tendered on the terms and subject to the conditions set forth in the Exchange Offer and the Consent and Letter of Transmittal. The payment of the Exchange Consideration (as defined in the Exchange Offer) for 8-1/8% debentures duly tendered and accepted for exchange pursuant to the Exchange Offer will be made as soon as practicable after (A) notice (such notice, if given orally, to be confirmed in writing) of acceptance of said 8-1/8% debentures by the Company and (B) you receive the New Securities from the Company. The issuance of such New Securities as the Exchange Consideration will be made by you on behalf of the Company by deposit in accordance with DTC's settlement procedures to each holder of 8-1/8% debentures that has validly tendered (and not withdrawn) 8-1/8% debentures prior to the Expiration Date. In all cases, the Exchange Consideration for 8-1/8% debentures tendered and exchanged pursuant to the Exchange Offer will be issued and delivered only after timely receipt by you of certificates for such 8-1/8% debentures (or timely confirmation of a book-entry transfer of such 8-1/8% debentures into your account at DTC), a properly completed and duly executed Consent and Letter of Transmittal (or facsimile thereof) or acknowledgment and agreement to the Agent's Message (as defined in the Exchange Offer) and any other required documents, as set forth in the Exchange Offer.

         New Securities will be deposited with you by the Company by 12:00 noon on the business day following the Expiration Date, and you shall thereupon begin make deposits in accordance with DTC's settlement procedures to or for the account of holders. After such deposit by the Company, you shall promptly present certificates for said 8-1/8% debentures, and any applicable transfer taxes (to be paid by the Company), together with any other documents reasonably requested by the Company including a certificate by you indicating the aggregate principal amount of 8-1/8% debentures validly tendered (and not withdrawn) prior to the


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Expiration Date and the aggregate principal amount of 8-1/8% debentures with respect to which Consents were validly delivered (and not revoked) prior to the Expiration Date, for transfer on the books of the Company, all in accordance with written instructions from the Company and thereafter deliver the newly-issued certificates for said 8-1/8% debentures to the Company.

      12. 8-1/8% debentures tendered pursuant to the Exchange Offer may be withdrawn only as set forth in the Exchange Offer.

      13. The Company shall not be required to exchange any 8-1/8% debentures tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange or pay Exchange Consideration for any 8-1/8% debentures tendered shall be given (and confirmed in writing) by the Company to you.

      14. If, pursuant to the Exchange Offer, the Company does not accept and pay Exchange Consideration for all or part of the 8-1/8% debentures ("Unexchanged Debentures") tendered, you shall as soon as practicable return those certificates for Unexchanged Debentures (or effect appropriate book-entry transfer), together with any related required documents and the Consents and Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

      15. All certificates for Unexchanged shall be forwarded by first-class mail.

      16. You are not authorized to offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

      17.      As Exchange Agent hereunder you:

                  a. shall not be liable for any action or omission to act unless the same constitutes your own gross negligence, willful misconduct or bad faith, and in no event shall you be liable to a holder of 8-1/8% debentures, the Company or any third party for special, indirect or consequential damages, or lost profits, arising in connection with this Agreement;

                  b. shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to between you and the Company;

                  c. will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the 8-1/8% debentures represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;



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                  d. shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with indemnity satisfactory to you;

                  e. may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram, or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

                  f. may act upon any tender, statement, request, certificate or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

                  g. may rely on and shall be protected in acting upon written or oral instructions from any authorized officer of the Company or any executive director of the Company;

                  h. may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities or for advice in respect to any action taken, suffered or omitted by you hereunder; and

                  i. shall not advise any person tendering 8-1/8% debentures pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Security.

     18. You shall take such action as may from time to time be requested by the Company (and such other action as you may deem appropriate) to furnish copies of the Exchange Offer, Consent and Letter of Transmittal and the Notice of Guaranteed Delivery to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer. The Company will furnish you with copies of such documents on your request.

     19. You are authorized to cooperate with and to furnish information to any organization (and its representatives) designated from time to time by the Company in any manner reasonably requested by it in connection with the Exchange Offer and any tenders thereunder.

     20. You shall advise by facsimile transmission Gary L. Smith, Chief Financial Officer of the Company (at the facsimile number (336) 370-6043) or Neil W. Koonce, General Counsel


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and Secretary of the Company (at the facsimile number (336) 379-6922), and such other person or persons as the Company may request, daily (or more frequently if requested) up to and including the Expiration Date, as to the principal amount of 8-1/8% debentures that have been tendered pursuant to the Exchange Offer, the amounts of the forms of exchange consideration that have been elected to be received in the Exchange Offer, and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received, items improperly received and items covered by Notice of Guaranteed Delivery referred to in paragraph (b) of paragraph 4 hereof. In addition, you will also inform, and cooperate in making available to, the aforementioned persons upon oral request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Company, and such other persons as the Company may request, of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Initial Expiration Date and each other Expiration Date, if any, the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the principal amount of 8-1/8% debentures tendered and the amount accepted and deliver that list to Gary L. Smith, Chief Financial Officer of the Company.

     21. Consents and Letters of Transmittal and Notices of Guaranteed Delivery submitted in lieu thereof pursuant to the Exchange Offer shall be stamped by you as to the date and time of receipt thereof and, after the expiration of the Exchange Offer, shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of Debentures. Printed confirmations of tenders via DTC's ATOP system received by you on your DTC PTS printer (or, if such tenders are not confirmed by printed transmissions, electronic confirmations of such tenders received by you on your DTC PTS terminal) also shall be preserved by you for the period of time specified in the preceding sentence. You shall dispose of unused Consents and Letters of Transmittal and other surplus materials by returning them to Gary L. Smith, Chief Financial Officer of the Company.

     22. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto. The provisions of this section shall survive the termination of this Agreement.

     23. You hereby acknowledge receipt of the Exchange Offer and the Consent and Letter of Transmittal. Any inconsistency between this Agreement, on the one hand, and the Exchange Offer and the Consent and Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect of the duties, liabilities and indemnification of you as Exchange Agent. Notwithstanding anything to the contrary herein, you will act in accordance with applicable law and as set forth in the Exchange Offer.


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     24. The Company covenants and agrees to indemnify and hold you harmless against any loss, liability, cost or expense, including reasonable attorneys' fees and expenses, (incurred without gross negligence, misconduct or bad faith on your part) arising out of or in connection with any act, omission, delay or refusal made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of 8-1/8% debentures believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or affect any transfer of 8-1/8% debentures. In each case the Company shall be notified by you, by letter or facsimile transmission, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or shall have been served with a summons in connection therewith. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit and so long as you have not determined, in your reasonable judgment, that a conflict of interest exists between you and the Company. The provisions of this section shall survive the termination of this Agreement.

     25. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service (e.g., 1099, 1099B, etc.). The Company understands that you are required to deduct 31% on payments to holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service.

     26. You shall deliver or cause to be delivered in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the transfer of exchanged 8-1/8% debentures to the Company, the Company's check in the amount of all transfer taxes so payable; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

     27. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto. This Agreement may not be modified orally.



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     28. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but which together shall constitute one and the same agreement.


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                  Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.



                                           CONE MILLS CORPORATION


                                           By: _________________________________

                                           Name: _______________________________

                                           Title: ______________________________



Accepted as of the date first above written.

THE BANK OF NEW YORK



By: ______________________________

Name: ____________________________

Title: ___________________________